Exhibit 99.(d)(4)

GLOBALOPTIONS GROUP INC.

2006 LONG-TERM INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms used in this GlobalOptions Group, Inc. (the “Company”) Notice of Grant of Restricted Stock Units (the “Notice of Grant”) and Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A (together, the “Agreement”) shall have the same meanings as the terms defined in the Company’s 2006 Long-Term Incentive Plan (the “Plan”).

Participant:

Address:

Participant has been granted the right to receive an Award of Restricted Stock Units (the “Restricted Stock Units”), each Restricted Stock Unit representing the right to receive a share of Common Stock (each a “Share”) on the date it vests, subject to the terms and conditions of the Plan and this Agreement as follows:

Grant Number:	Grant Date:	Number of Restricted Stock Units:

Subject to any acceleration provisions contained in the Plan, your employment agreement or this Agreement, the Restricted Stock Units shall vest [in two (2) equal annual installments; 1/2 vest on the first anniversary of the Grant Date and 1/2 vest on the second anniversary of the Grant Date] or [in three (3) equal annual installments; 1/3 vest on the first anniversary of the Grant Date, 1/3 vest on the second anniversary of the Grant Date and 1/3 vest on the third anniversary of the Grant Date.]

In the event Participant ceases to be eligible to participate in the Plan pursuant to Section 5 of the Plan, for any or no reason, before the Restricted Stock Units vest, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Agreement.  Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions relating to the Plan and Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	GLOBALOPTIONS GROUP, INC.

Signature	By

Print Name	Title

Address:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.           Grant.  The Company hereby grants to the Participant named in the Notice of Grant (the “Participant”), under the Plan, an Award of Restricted Stock Units, subject to all of the terms and conditions of this Agreement and the Plan, which is incorporated herein by reference.

2.           Company’s Obligation to Pay.  Each Restricted Stock Unit represents the right to receive a Share on the date such Restricted Stock Unit vests, subject to your furnishing the Company with, or otherwise making provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  Unless and until a Restricted Stock Unit has vested in the manner set forth in Section 3, Participant will have no right to delivery of such Shares.  Prior to the actual delivery of any Shares with respect to vested Restricted Stock Units, a Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.           Vesting Schedule.  Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.  Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement unless Participant will have been continuously eligible to participate in the Plan pursuant to Section 5 of the Plan (an “Eligible Person”) from the Grant Date until the date such vesting occurs.

4.           Committee Discretion.  The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of Participant’s unvested Restricted Stock Units at any time, subject to the terms of the Plan and in accordance with any other written agreement between Participant and the Company.  If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee, the Plan or an applicable written agreement between the Participant and the Company.

5.           Forfeiture upon Termination of Status as an Eligible Person.  Notwithstanding any contrary provision of this Agreement, but subject to the Plan and any other written agreement between Participant and the Company, once Participant loses his status as an Eligible Person, for any or no reason, the balance of the Restricted Stock Units that have not vested at that time and Participant’s right to acquire any Shares hereunder will immediately terminate.

6.           Withholding of Taxes.  Notwithstanding any contrary provision of this Agreement or the Plan, Shares will not be delivered under the Restricted Stock Unit grant to Participant until Participant furnishes the Company with, or otherwise makes provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder within the time frame set forth by the Committee, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder.

7.           Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8.           No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING TO BE DEEMED AN ELIGIBLE PERSON AT THE WILL OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR OTHERWISE RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT BY THE COMPANY FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR OTHERWISE RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

9.           Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Chief Financial Officer, at GlobalOptions Group, Inc., 75 Rockefeller Plaza, New York, NY 10019, or at such other address as the Company may hereafter designate in writing.

10.           Grant is Not Transferable.  This grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11.           Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.           Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant, such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

13.           Agreement’s Relationship to the Plan.  Subject to Sections 3(b) and 6(e) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of this Agreement will prevail.

14.           Committee Authority.  The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

15.           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan, including the Restricted Stock Units and evidence of ownership of the Shares to be issued upon the vesting of the Restricted Stock Units, by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such items by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.           Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17.           Agreement Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

18.           Modifications to the Agreement.  This Agreement, which incorporates by reference the Plan [and Participant’s employment agreement dated _________ and any successor employment agreement], constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained or specifically addressed herein.  Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company or the Committee.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock Units.

19.           Amendment, Suspension or Termination of the Plan.  By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

20.           Governing Law.  This Agreement will be governed by the laws of the State of New York, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.